Exhibit 4.1

TENET HEALTHCARE CORPORATION

ELEVENTH AMENDED AND RESTATED

1995 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective March 10, 2016

ARTICLE I. PURPOSE, COMMENCEMENT AND HISTORY

1.1	Purpose

The purpose of the ESPP is to provide the employees of the Company and its Subsidiaries with added incentive to continue in their employment and to encourage increased efforts to promote the best interests of the Company by permitting eligible employees to purchase shares of Common Stock of the Company at prices less than the current market price thereof. The ESPP is intended to qualify as an employee stock purchase plan under section 423 of the Code and will be interpreted and construed in accordance with such purpose.

1.2	Commencement and History

The ESPP was approved by the Board of Directors of the Company on August 11, 1995 and approved by the Company’s shareholders on September 27, 1995. The purchase of Common Stock under the ESPP began with the calendar quarter commencing on April 1, 1996.

The ESPP has been amended and restated on ten prior occasions. Specifically, on July 30, 1997, the Board of Directors approved the first amendment and restatement of the ESPP, which was approved by the Company’s shareholders on October 1, 1997. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP from 2,000,000 shares to 5,000,000 shares.

On December 3, 1997, the Board approved the second amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which clarified the definition of “Covered Compensation.”

On July 28, 1999, the Board approved the third amendment and restatement of the ESPP, which was approved by the Company’s shareholders on October 6, 1999. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP from 5,000,000 shares to 9,500,000 shares.

On April 14, 2000, the Board approved the fourth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which modified the definition of “Covered Compensation” and delegated authority to amend, modify or alter the ESPP to the Human Resources Committee.

On April 10, 2001, the Human Resources Committee approved the fifth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which changed the period new employees must wait before being eligible to participate in the ESPP from six months to 30 days.

On May 22, 2001, the Human Resources Committee approved the sixth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which clarified the definition of “Covered Compensation” and other operational terms of the ESPP.

On May 5, 2004, the Human Resources Committee approved the seventh amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement which amended the ESPP effective July 1, 2004 to (a) reduce the discount on the purchase price for each share of Common Stock, (b) eliminate the “look back period” for purposes of determining the purchase price for each share of Common Stock, (c) eliminate the cashout provision applicable upon a termination of employment, (d) impose a holding period of twelve (12) months on each share of Common Stock purchased by an active Employee under the ESPP, and (e) appoint the Plan Director to handle the day-to-day administration of the ESPP on a ministerial basis.

On March 5, 2008, the Human Resources Committee approved the eighth amendment and restatement of the ESPP, which was approved by the Company’s shareholders on May 8, 2008. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP by 2,000,000 (i.e., from 14,250,000 shares (taking into account the 3:2 stock split in 2001) to 16,250,000.

On August 6, 2009, the Human Resources Committee approved the ninth amendment and restatement of the ESPP, which was approved by the Company’s shareholders on May 5, 2010 and increased the maximum number of shares of Common Stock available for purchase under the ESPP by 4,000,000 from 16,250,000 shares to 20,250,000.

Effective as of October 10, 2012, the Human Resources Committee amended and restated the ESPP to adjust the maximum number of shares of Common Stock available for purchase under the ESPP from 20,250,000 to 5,062,500 shares to reflect the Company’s 1-for-4 reverse stock split effective as of such date.

By this instrument, the Human Resources Committee further amends and restates the ESPP, effective as of March 10, 2016, subject to Shareholder Approval, to increase the maximum number of shares of Common Stock available for purchase under the ESPP by 4,000,000 from 5,062,500 to 9,062,500.

ARTICLE II. DEFINITIONS

2.1	Definitions

As used in the ESPP, the following terms and phrases will have the following meanings:

(a)	“Additional Shares” means the 4,000,000 shares of Common Stock available for purchase under the ESPP which are subject to Shareholder Approval.

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Closing Market Price” means (i) if the Common Stock is traded on a national securities exchange, the Closing Market Price will be the closing price reported by the applicable composite transactions report on the date of any determination or, if the Common Stock is not traded on such date, the closing price so reported on the next following date on which the Common Stock is traded on such exchange, or (ii) if the foregoing provision is inapplicable, the Closing Market Price will be determined by the Human Resources Committee in good faith on such basis as it deems appropriate.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Commencement Date” means the first day of a Plan Quarter.

(f)	“Common Stock” means the common stock of the Company, par value $0.05 per share.

(g)	“Company” means Tenet Healthcare Corporation, a Nevada corporation.

(h)	“Contribution Account” means the bookkeeping account established on behalf of a Participant pursuant to Article III to which will be credited his or her Participant Contributions reduced by the amount of any funds used for purchases of shares of Common Stock pursuant to Section 4.1, including, without limitation, conditional purchases of Additional Shares (whether or not such shares have been delivered).

(i)	“Contribution Rate” means the whole percentage of a Participant’s Covered Compensation during each payroll period designated by each such Participant to be contributed by regular payroll deductions to his or her Contribution Account as set forth in Section 3.3.

(j)	“Covered Compensation” means:

(i)	The entire amount paid to an Employee by a Sponsoring Employer for the performance of duties including base salaries, wages paid on an hourly or other time basis, commissions, overtime and certain other amounts of cash compensation paid during the Plan Quarter, excluding bonuses, foreign service pay, hardship withdrawal allowances and any other pay intended to reimburse the Employee for a higher cost of living outside the United States, Annual Incentive Plan Awards, automobile allowances, ExecuPlan payments, housing allowances, relocation payments, deemed income, income payable under the stock incentive plans, Christmas gifts, insurance premiums and other imputed income, pensions, retirement benefits, prizes or awards (such terms to include, but not be limited to, amounts redeemed by an Employee from rideshare points, either in cash or in merchandise purchased by the Employee with such points).

(ii)

The entire amount paid to an Employee by a Sponsoring Employer on account of a period of time during which no duties are performed, including salaries, wages paid on an hourly or other time basis, commissions and salary or wage continuation paid during vacation, holiday, illness, jury duty, military duty or leave of absence, regardless of the form of payment, excluding (A) any payments made or due under a plan maintained solely for the purpose of complying with workers’ compensation or unemployment compensation or disability insurance laws, (B) any payment which solely reimburses the Employee for expenses incurred by the Employee, (C) severance pay, or (D) imputed income.

(iii)	For purposes of Subparagraphs (i) and (ii) above, “Covered Compensation” for any Plan Quarter will also include amounts described in Subparagraph (i) and (ii) which are deferred by a Participant under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, as amended, in accordance with section 401(a) of the Code, under a “cafeteria plan” maintained by the Company or a subsidiary in accordance with section 125 of the Code, or under the Company’s deferred compensation plans.

(k)	“Effective Date” means March 10, 2016; provided, however, if Shareholder Approval is not obtained before March 10, 2017, the provisions of this ESPP which include the Additional Shares in the maximum number of shares of Common Stock that may be purchased under the ESPP will be of no effect.

(l)	“Employee” means each employee of a Sponsoring Employer whose customary employment is at least twenty (20) hours a week. For purposes of the ESPP, “employment” will be determined in accordance with the provisions of section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

(m)	“ESPP” means the Eleventh Amended and Restated 1995 Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

(n)	“Human Resources Committee” means the Human Resources Committee of the Board of Directors, or such other committee designated by the Board of Directors for purposes of administering the ESPP.

(o)	“Participant” means any Employee of a Sponsoring Employer who has met the conditions and provisions for becoming a Participant set forth in Article III.

(p)	“Participant Contributions” means the aggregate dollars actually contributed by each Participant to his or her Contribution Account.

(q)	“Permanent Disability” means an illness, injury or other physical or mental condition of an Employee that continues for at least one hundred and eighty (180) consecutive days and results in the Employee’s inability to provide in all material respects the duties previously performed in his or her capacity as an Employee of a Sponsoring Employer.

(r)	“Plan Director” means the individual appointed by the Human Resources Committee to handle the day-to-day administration of the ESPP on a ministerial basis as specified in Section 5.2(b).

(s)	“Plan Quarter” means each calendar quarter. The first Plan Quarter was the Plan Quarter commencing on April 1, 1996, and ending on June 30, 1996.

(t)	“Prior Authorized Shares” means the number of shares of Common Stock previously authorized (as reflected in the tenth amendment and restatement of the ESPP) but not purchased under the ESPP prior to March 31, 2016 (i.e., 5,062,500 less the number of shares that have been purchased pursuant to the ESPP).

(u)	“Purchase Date” means the last business day of a Plan Quarter on which the Common Stock publicly trades. The Human Resources Committee or the RPAC can extend the Purchase Date in its discretion in accordance with any applicable requirements of Code Section 423 and 424.

(v)	“Purchase Price” means the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, which will equal ninety five percent (95%) of the Closing Market Price on the Purchase Date of such Plan Quarter.

(w)	“Request for Participation” means the form prescribed by the Plan Director for distribution to Employees in connection with participation in the ESPP.

(x)	“RPAC” means the Retirement Plans Administration Committee of the Company designated by the Human Resources Committee for purposes of assisting with the administration of the ESPP.

(y)	“Shareholder Approval” means approval of the Company’s shareholders to the Additional Shares available for purchase under Section 5.1.

(z)	“Sponsoring Employers” means the Company and each Subsidiary that has been designated by the Human Resources Committee as a Sponsoring Employer under the ESPP.

(aa)	“Subsidiary” means a subsidiary of the Company which is treated as a subsidiary corporation under section 424(f) of the Code.

(bb)	“Total Shares” means the 9,062,500 shares of common stock authorized for issuance under the ESPP; provided, however, that if Shareholder Approval is not obtained then the term Total Shares will mean the Prior Authorized Shares.

ARTICLE III. ELIGIBILITY AND PARTICIPATION

3.1	Eligibility

Each Employee will become eligible to be a Participant in the ESPP and may participate in the ESPP as of the Commencement Date of a Plan Quarter if such Employee has been an Employee for at least thirty (30) days prior to such Commencement Date. The date on which Employees may become eligible to become Participants of the ESPP may be amended, from time to time, by the Human Resources Committee or the RPAC.

3.2	Limitations

Notwithstanding anything to the contrary contained in the ESPP, no right to purchase Common Stock will accrue under the ESPP in favor of any person who is not an Employee eligible to participate in the ESPP under Section 3.1, and no Employee will acquire the right to purchase shares of Common Stock:

(a)	If immediately after receiving such right to purchase Common Stock, such Employee would own five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, taking into account in determining stock ownership any stock attributable to such Employee under section 424(d) of the Code;

(b)	If to do so would permit such Employee’s right to purchase stock under all employee stock purchase plans (to which section 423 of the Code applies) of the Company and its Subsidiaries, as those plans are in effect from time to time, to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (as determined as of each Commencement Date) for each calendar year, all as specified in the manner provided by section 423(b)(8) of the Code; or

(c)	If to do so would permit such Employee the right to purchase more than One Thousand (1,000) shares (or such other number as may be determined in advance for any Purchase Period by the Compensation Committee) of Common Stock in any Purchase Period.

3.3	Participation

(a)	Summary of ESPP and Request for Participation Form. Each Employee eligible to be a Participant in the ESPP may enroll by completing a Request for Participation and filing it with the Plan Director not later than fifteen (15) days prior to a Commencement Date of a Plan Quarter. The completed Request for Participation must indicate the Contribution Rate authorized by the Participant. If any Employee does not elect to participate in the ESPP during any given Plan Quarter, such Employee may elect to participate on any future Commencement Date so long as he or she continues to be an eligible Employee. An eligible Employee who enrolls in the ESPP will be furnished a summary of the ESPP by the Plan Director.

(b)

Payroll Deduction Authorization. On his or her Request for Participation, an Employee must authorize his or her Sponsoring Employer to deduct through a payroll deduction the amount of such Employee’s Participant Contribution. The payroll deduction specified in a Request for Participation for each payroll period will be at a Contribution Rate no less than one percent (1%) and no more than ten percent (10%) of such Employee’s Covered Compensation during such payroll period paid to him or her by his or her Sponsoring Employer. Such deductions will begin as of the first pay period ending after the

Commencement Date of a Plan Quarter. Participant Contributions will not be permitted to begin at any time other than immediately after the Commencement Date of a Plan Quarter. Participant Contributions will be credited to the Participant’s Contribution Account. No interest will accrue on amounts credited to Participant Contribution Accounts, unless and until the Human Resources Committee approves such accrual of interest on terms that it specifies and applies on a uniform basis as to all Participants.

(c)	Changes in Contribution Rate. The Participant’s Contribution Rate, once established, will remain in effect for all Plan Quarters unless changed by the Participant in writing delivered to the Plan Director at least fifteen (15) days prior to the Commencement Date of the next Plan Quarter. Such change in the Participant’s Contribution Rate will be effective on the Commencement Date of the next Plan Quarter. A Participant’s Contribution Rate for a Plan Quarter may not be increased, decreased or otherwise modified at any time during the fifteen (15)-day period prior to the Commencement Date of such Plan Quarter.

(d)	Discontinuation of Contributions. A Participant may notify the Plan Director of such Participant’s desire to discontinue his or her Participant Contributions by delivering to the Plan Director written notice on such forms as may be provided by the Plan Director. If the Participant desires to cease Participant Contributions for the current Plan Quarter, the Participant must indicate that on the form and such form must be returned to the Plan Director at least fifteen (15) days prior to the Purchase Date of the relevant Plan Quarter. Upon such request, the entire cash balance in the Participant’s Contribution Account will be refunded to him or her as soon as practicable. Alternatively, the Participant may elect to cease Participant Contributions for the next Plan Quarter by so indicating on the form and returning the form to the Plan Director before the last day of the current Plan Quarter, in which case the balance in his Participant Contribution Account will be used to purchase shares of Common Stock in accordance with Article IV but no Participant Contributions or stock purchases will be made following the current Plan Quarter unless the Participant reenrolls in the ESPP.

If a Participant discontinues his or her Participant Contributions pursuant to this Section 3.5(d), (i) such Participant will be terminated from the ESPP effective upon the date specified in the Participant’s notice to the Plan Director, and (ii) such Participant will not be permitted to be a Participant in the ESPP for the remainder of the calendar year in which such notice is received; provided, that if the Participant is subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended, the Participant may not participate in the ESPP for at least six (6) months.

In the event a Participant’s payroll deduction is prevented by legal process, the Participant will be deemed to have terminated from the ESPP and the balance in such Participant’s Contribution Account will either be refunded or used to purchase additional shares of Common Stock depending on whether such termination of payroll deductions occurs before or after the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter (i.e., if the termination is on or before the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter, the balance in the Participant’s Participant

Contribution Account will be refunded and if the termination is after the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter, the balance in his Participant Contribution Account will be used to purchase shares of Common Stock in accordance with Article IV).

(e)	Establishment of Brokerage Account and Purchase of Shares. By enrolling in the ESPP, each Participant will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm or other financial institution selected by the Human Resources Committee in its discretion.

Only whole shares of Common Stock may be purchased on behalf of a Participant under the ESPP. So long as such Participant remains a Participant in the ESPP, any funds remaining in a Participant’s Contribution Account which cannot be used to purchase a whole share of Common Stock on a particular Purchase Date will remain in such Participant’s Contribution Account and be applied to purchase shares on the Purchase Date for the next succeeding Plan Quarter.

3.4	Termination of Employment or Death

Any Participant (a) whose employment by a Sponsoring Employer is terminated for any reason (including death or retirement), or (b) who ceases to be an Employee under the ESPP, will cease being a Participant as of the date of such termination of employment or cessation of Employee status and the entire balance credited to the Participant’s Contribution Account will be refunded to him or her as soon as practicable.

ARTICLE IV. PURCHASE OF COMMON STOCK

4.1	Determination and Purchase of Common Stock

(a)	Purchase on Each Purchase Date. On each Purchase Date each Participant’s Contribution Account will be used to purchase the maximum number of shares of Common Stock permitted (subject to the limits of Section 3.2 and the adjustment provisions of Section 4.1(b)) determined by dividing (i) the Participant’s Contribution Account as of such Purchase Date by (ii) the Purchase Price in respect of such Plan Quarter; provided, however, that the delivery of any Additional Shares is contingent upon Shareholder Approval. If Shareholder Approval is not obtained by March 10, 2017 the balance of the Participant’s Contribution Account as of each such Purchase Date that was applied or allocated to the purchase of Additional Shares will be refunded to the Participant as soon as administratively practicable.

(b)

Adjustment of Shares. If, in any Plan Quarter, the total number of shares of Common Stock to be purchased pursuant to the ESPP by all Participants exceeds the Total Shares, then each Participant will purchase his or her pro rata portion of the shares of Common Stock remaining available under the ESPP based on the ratio that (i) the balance of each Participant’s Contribution Account as of the Purchase Date bears to (ii) the total balance of all Participants’ Contribution Accounts as of the Purchase Date; provided, however, that, in no event, will any fractional shares of Common Stock be issued pursuant to the ESPP or this Section 4.1(b).

(c)	Dividends. Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant will be, as determined by the Human Resources Committee on a uniform basis as to all Participants, either (i) distributed to the Participant or (ii) credited to the Participant’s Contribution Account and used, in the same manner as payroll deductions, to purchase additional shares of Common Stock under the ESPP on the next Purchase Date (subject to the limitations of Section 3.2). No dividends will be distributed or credited with respect to the Additional Shares unless and until Shareholder Approval is obtained.

4.2	Notice of Purchase, Stock Certificates, Voting Rights

(a)	Notice of Purchase and Holding Period. After the Purchase Date in respect of each Plan Quarter, a report will be sent by the Plan Director, or the agent designated pursuant to Section 5.2(d), to each Participant stating (i) the entries made to his or her Contribution Account, (ii) the number of shares of Common Stock purchased, including with respect to the Additional Shares prior to Shareholder Approval that delivery of such shares of Common Stock is contingent upon such Shareholder Approval, and (iii) the applicable Purchase Price. Shares of Common Stock purchased by active Employees (i.e., those who as of the Purchase Date have not terminated employment or died) will be subject to restrictions on transfer in the form of a twelve (12) month holding period commencing on the Commencement Date for the Plan Quarter during which the shares were purchased, during which period such shares of Common Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred (i.e., the Employee may not dispose of such shares for a period of at least twelve (12) months from the Commencement Date); provided, that the Employee remains an active Employee during such twelve (12) month holding period. If the Employee terminates active employment during the twelve (12) month holding period, such holding period will cease to apply, subject to the condition that if such termination of active employment occurs prior to Shareholder Approval, delivery of any Additional Shares is contingent upon Shareholder Approval as provided in Section 4.1(a).

(b)	Stock Certificates. Evidence of shares of Common Stock purchased under the ESPP will be maintained under the ESPP for the account of each Participant and registered in the manner determined by the Human Resources Committee. As soon as practicable after each Purchase Date, the Company may issue one or more certificates representing the total number of whole shares of Common Stock purchased under the ESPP by Participants in the aggregate; provided, that no such delivery will occur with respect to any purchase of Additional Shares until Shareholder Approval is obtained. Any such certificates will be held by the Company (or its agent) and may be held in street name.

If the Company issues a certificate representing the shares of more than one Participant, the Company will keep accurate records of the beneficial interests of each Participant in each such certificate by means of a Company stock account. Each eligible Employee will be provided with such periodic statements as may be directed by the Human Resources Committee reflecting all activity in any such Company stock account. The Company will seek Shareholder Approval with respect to the Additional Shares and in the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company will seek to obtain such authority. Inability of the Company to obtain Shareholder Approval with respect to the Additional Shares or to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate will relieve the Company from liability to any Participant in the ESPP except to return to him or her the amount of the balance in his or her Participant Contribution Account with respect to the shares at issue.

A Participant may, following the end of the twelve (12) month holding period and on the form prescribed by the Human Resources Committee, request the Company or its agent to deliver to such Participant a certificate issued in his or her name representing all or a part of the aggregate whole number of shares of Common Stock then held by the Company on his or her behalf under the ESPP. Further, the Company may, at its election, and for any reason, including without limitation following the Participant’s termination of employment with a Sponsoring Employer, deliver to such Participant a certificate issued in his or her name representing the aggregate whole number of shares of Common Stock then held by the Company on his or her behalf under the ESPP; provided, that no delivery of any certificate representing Additional Shares will occur until Shareholder Approval is obtained. While shares of Common Stock are held by the Company, or its agent, (i.e., before a certificate has been issued to the Participant or his or her broker) such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the Participant who has purchased such shares; provided, however, that such restriction will not preclude a transfer of such shares of Common Stock (other than the Additional Shares prior to Shareholder Approval) pursuant to (i) Section 5.1(b), but the stock, securities or other property received in exchange therefor will be held by the Company pursuant to the provisions hereof or (ii) a divorce.

The Human Resources Committee may cause the stock certificates issued in connection with the purchase of Common Stock under the ESPP to bear such legend or legends as are necessary to reflect the twelve (12) month holding period, and the Human Resources Committee may take such other actions, as it deems appropriate in order to reflect the provisions of this Subparagraph and to assure compliance with applicable securities laws. Neither the Company nor the Human Resources Committee will have any liability with respect to a delay in the delivery of a Stock certificate pursuant to this Subparagraph.

(c)	Voting. Shares of Common Stock held under the ESPP for the account of each Participant will be voted by the holder of record of such shares in accordance with the Participant’s instructions; provided, that no such voting rights will apply with respect to any Additional Shares until Shareholder Approval is obtained.

4.3	Notification of Disposition of Stock

If a Participant or former Participant disposes of a share of Common Stock purchased under the ESPP prior to two (2) years after the Commencement Date of the Plan Quarter during which such share was purchased, then such Participant or former Participant will notify the Plan Director immediately of such disposition in writing. As provided in Section 4.2, a Participant who is an active Employee on a Purchase Date may not dispose of shares of Common Stock purchased on the Purchase Date within twelve (12) months after such Commencement Date; provided, that the Participant remains an active Employee during such twelve (12) month period. If the Participant terminates active employment during the twelve (12) month holding period, such holding period will cease to apply; provided, that no such disposition will occur with respect to any purchase of Additional Shares until Shareholder Approval is obtained.

ARTICLE V. MISCELLANEOUS PROVISIONS

5.1	Shares Subject to Plan; Adjustments

(a)	Maximum Number of Shares. The maximum number of shares of Common Stock which may be purchased under the ESPP is 9,062,500, subject, however, to adjustment as hereinafter set forth. The shares of Common Stock to be purchased under the ESPP will be made available, at the discretion of the Board of Directors or the Human Resources Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

(b)	Adjustment of Shares. If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin off, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares provided in Sections 3.2(c) and 5.1(a), subject in the case of certain corporate reorganizations to the requirements of section 424(a) of the Code.

5.2	Administration of the Plan

(a)

Responsible Party. The Human Resources Committee will be responsible for the administration of the ESPP including, but not limited to, the determination of eligibility to participate in the ESPP and limitations on the number of shares of Common Stock eligible for purchase under the ESPP. In carrying out such responsibilities, the Human Resources Committee will have the discretionary authority to interpret and construe the

ESPP and determine all questions arising in the administration, application and operation of the ESPP, including all questions of fact and all questions of interpretation of the provisions of the ESPP and will correct any defect or supply any omission or reconcile any inconsistency in the ESPP in the manner and to the extent that the Human Resources Committee deems desirable to carry out the terms of the ESPP. All such determinations by the Human Resources Committee will be conclusive and binding on all persons. The Human Resources Committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with the ESPP for carrying out the administration of the ESPP, and may approve the forms of any documents or writings provided for in the ESPP.

The Human Resources Committee will have full discretionary authority to delegate certain of its administrative functions under this Section 5.2(a) to the RPAC. In addition, the Human Resources Committee or, if applicable, the RPAC will have full discretionary authority to delegate ministerial functions in the administration of the ESPP to employees of the Company.

(b)	Delegation of Duties. The Human Resources Committee has delegated certain of its administrative functions under Section 5.2(a) to the RPAC as set forth in this document. In addition, the Human Resources Committee has delegated the ministerial administrative functions of the ESPP, including the responsibility for the day-to-day administration of the ESPP, to the Plan Director as set forth in this document.

(i)	Duties of the RPAC. The RPAC will have the following administrative responsibilities:

(A)	To modify the date on which Employees are eligible to participate in the ESPP pursuant to Section 3.1;

(B)	To delegate ministerial functions in the administration of the ESPP to employees of the Company; and

(C)	To enforce the terms of the ESPP and any rules and regulations adopted by the Human Resources Committee.

The foregoing list of express powers is not intended to be either complete or conclusive, and the RPAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESPP.

(ii)	Duties of the Plan Director. The Plan Director will have the following administrative responsibilities:

(A)	To determine an Employee’s eligibility to participate in the ESPP;

(B)	To provide eligible Employees with a summary of the provisions of the ESPP and a Request for Participation and to prescribe the procedures to be followed by such Employees in order to commence participation in the ESPP;

(C)	To maintain Participant Contribution Accounts pursuant to Article III;

(D)	To determine the number of shares of Common Stock that may be purchased by each Participant as of each Purchase Date, to communicate the same to each such Participant and to ensure that the twelve (12) month holding period is met with respect to shares of Common Stock purchased by active Employee Participants;

(E)	To implement a Participant’s changes in Contribution Rate;

(F)	To implement a Participant’s cessation of Participant Contributions and the associated suspension in ESPP participation pursuant to Section 3.3(d);

(G)	To process withdrawal requests with respect to a Participant’s Contribution Account upon the Participant’s termination;

(H)	To refund the balance of a Participant’s Contribution Account upon the Participant’s death;

(I)	To determine the proportionate number of shares of Common Stock that may be purchased by each Participant pursuant to Section 4.1(b);

(J)	To receive notice from each Participant of a disposition of shares of Common Stock purchased under the ESPP within two (2) years as provided under Section 4.3;

(K)	To receive such information from the Company, the Sponsoring Employers and Participants as may be necessary in order to administer the ESPP;

(L)	To furnish the Company with information that the Company may require for tax or other purposes;

(M)	To engage the service of counsel (who may, if appropriate, be counsel for the Company) and agents whom it may deem advisable to assist it with the performance of its duties;

(N)	To establish and maintain, or cause to be maintained, the individual accounts described in Section 4.2;

(O)	To create and maintain such records and forms as are required for the efficient administration of the ESPP;

(P)	To comply with applicable federal, state and local tax withholding requirements;

(Q)	To enforce the terms of the ESPP and any rules and regulations adopted by the Human Resources Committee;

(R)	To implement any rules or restrictions imposed by the Human Resources Committee pursuant to Section 5.2(e) regarding section 16 of the Securities and Exchange Act of 1934, as amended;

(S)	To utilize the services of third parties to carry out the duties specified in Section 5.2(b)(ii); and

(T)	To comply with all applicable reporting and disclosure obligations imposed on the ESPP.

The foregoing list of express powers is not intended to be either complete or conclusive, and the Plan Director will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESPP.

(c)	Liability. No member of the Board of Directors, the Human Resources Committee, the RPAC or the Plan Director will be liable for any action, determination or omission taken or made in good faith with respect to the ESPP or any right granted under the ESPP.

(d)	Custodial and Recordkeeping Services. The Human Resources Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and recordkeeping functions for the ESPP, such as holding record title to the Participant’s stock certificates, maintaining an individual investment account for each Participant and providing periodic account status reports to Participants.

(e)	Exchange Act Requirements. The Human Resources Committee will have the authority to adopt and enforce such special rules and restrictions under the ESPP to be applicable to Participants who are subject to section 16 of the Securities and Exchange Act of 1934, as amended, as the Human Resources Committee will deem are necessary or appropriate to exempt certain ESPP transactions from the requirements of such section 16.

(f)	Costs of Administration. The Company and the Sponsoring Employers will bear the cost of administering the ESPP, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the ESPP. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with the disposition of shares of Common Stock purchased under the ESPP.

5.3	Amendment of the Plan

The Human Resources Committee will have the authority to modify, alter or amend the ESPP at any time and from time to time to any extent that it may deem advisable, including, without limiting the generality of the foregoing, any amendment deemed necessary to ensure compliance of the ESPP with section 423 of the Code.

Notwithstanding the foregoing, no amendment of the ESPP will operate to reduce any amounts previously allocated to a Participant’s Contribution Account nor to reduce a Participant’s rights with respect to shares of Common Stock previously purchased and held on his or her behalf under the ESPP.

5.4	Termination of the Plan

The Company may, by action of the Board of Directors, terminate the ESPP at any time and for any reason. The ESPP will automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the ESPP under Section 5.1, unless such number of shares is increased by the Board of Directors and such increase is approved by the shareholders of the Company. Upon termination of the ESPP, as soon as practicable each Participant will be refunded the entire cash balance in his or her Contribution Account and forwarded a certificate for all shares of Common Stock held under the ESPP for the account of such Participant. The Company in its discretion may waive any holding period with respect to such Common Stock. The Board of Directors may suspend operation of the ESPP for any period as it may deem advisable.

5.5	Governing Law; Compliance With Law

The ESPP will be construed in accordance with the laws of the State of Nevada. The Company’s obligation to sell and deliver shares of Common Stock hereunder will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant’s participation in the ESPP.

5.6	No Assignment

The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the ESPP will be null and void for all purposes and respects.

5.7	No Contract of Employment

The ESPP will not be deemed to constitute a contract between a Sponsoring Employer and any Participant nor to be consideration nor an inducement for the employment of any Participant or Employee. Nothing contained in the ESPP will be deemed to give any Participant or Employee the right to be retained in the service of a Sponsoring Employer or to interfere with the right of a Sponsoring Employee to discharge any Participant or Employee at any time regardless of the effect which such discharge will have upon him or her as a Participant of the ESPP.

5.8	No Rights as Stockholder

No eligible Employee or Participant will by reason of participation in the ESPP have any rights of a stockholder of the Company until he or she acquires shares of Common Stock as herein provided. No stockholder rights will apply with respect to any Additional Shares purchased by a Participant until Shareholder Approval has been obtained.